Exhibit 23.5

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the registration statements on Form S-3 (No. 333-169307, No. 333-174578, No. 333-185179, No. 333-194799, No. 333-197549, and No. 333-201030), on Form S-4 (No. 333-192184) and on Form S-8 (No. 333-140088, No. 333-167082, and No. 333-178573) of Regency Energy Partners LP of our report dated March 12, 2014, with respect to the combined balance sheets of the Midstream Assets of Eagle Rock Energy Partners, L.P. as of December 31, 2013 and 2012, and the related combined statements of operations, members’ equity, and cash flows for each of the years in the three-year period ended December 31, 2013, which report appears in the December 31, 2014 annual report on Form 10-K of Regency Energy Partners LP.

/s/ KPMG

Houston, Texas
February 26, 2015